SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15 (D)
                                     of the
                         SECURITIES EXCHANGE ACT OF 1934

  Date of Report:   April 13, 2006           Commission File No. 000-28813

                            NEW CENTURY ENERGY CORP.
             (Exact name of registrant as specified in its charter)

                                    COLORADO
         (State or other jurisdiction of incorporation or organization)

                                   93-1192725
                      (IRS Employer Identification Number)

                           5851 SAN FELIPE, SUITE 775
                              HOUSTON, TEXAS 77057
                    (Address of principal executive offices)

                                 (713) 266-4344
                               (Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.


     On April 13, 2006, New Century Energy Corp. (the "Company," "we," "us") entered into a term sheet with Laurus Master Fund ("Laurus") regarding the sale of a $40,000,000 secured term note with a forty-two month term. Pursuant to the term sheet, we and Laurus will form a joint venture company, which will purchase certain oil and gas properties through a to-be formed wholly owned subsidiary. Pursuant to the term sheet, Laurus will receive an option to purchase a 49% interest in the joint venture. Laurus will receive 80% of the net production revenue generated by the joint venture, and we will receive 20% of such revenues, until such time as the secured term note is repaid by us, or the maturity of the note, at which time the proceeds from the joint venture will be distributed to the then shareholders. It is anticipated that approximately $33,000,000 of the amount received from the secured term note will be used by the joint venture to purchase oil and gas interests, $1,400,000 will be paid to Laurus as a closing fee, $125,000 will be paid to Laurus in legal and closing fees, and $5,475,000 will be used by us for future drilling costs. The transaction will close upon the completion of due diligence by Laurus, which is expected by May 2006. The $40,000,000 secured term note will bear interest at the Wall Street Prime Rate, plus 2%, subject to an 8% floor, per annum, and will be due forty-two months from the date of the closing of the funding transaction. We paid Laurus a $25,000 non-refundable deposit in connection with Laurus' due diligence and the review and approval of the term sheet by the Laurus' investment committee.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             NEW CENTURY ENERGY CORP.

                                             /s/ Edward R. DeStefano
                                             ---------------------------
                                             Edward R. DeStefano,
                                             President
 Date: April 17, 2006

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